Exhibit 99.(j)(1)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Schwab Strategic Trust of our reports dated February 18, 2020, relating to the financial statements and financial highlights, which appear in Schwab U.S. TIPS ETF, Schwab Short-Term U.S. Treasury ETF, Schwab Intermediate-Term U.S. Treasury ETF, Schwab U.S. Aggregate Bond ETF, Schwab 1-5 Year Corporate Bond ETF, Schwab 5-10 Year Corporate Bond ETF, and Schwab Long-Term U.S. Treasury ETF’s Annual Reports on Form N-CSR for the year ended December 31, 2019. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

April 23, 2021